Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

BIOANALYTICAL SYSTEMS, INC.

(Including Amendments through December 21, 2015)

ARTICLE I.

Records Pertaining To Share Ownership

Section 1.1. Recognition of Shareholders. Bioanalytical Systems, Inc. (the “Corporation”) is entitled to recognize a person registered on its books as the owner of shares of the Corporation as having the exclusive right to receive dividends and to vote those shares, notwithstanding any other person’s equitable or other claim to, or interest in, those shares.

Section 1.2. Transfer of Shares. Shares are transferable only on the books of the Corporation, subject to any transfer restrictions imposed by the Articles of Incorporation, these Bylaws, or an agreement among shareholders and the Corporation. The Board may make such rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation. Shares may be so transferred either (a) upon presentation of the certificate representing the shares, endorsed by the appropriate person or persons, and accompanied by (i) reasonable assurance that those endorsements are genuine and effective, and (ii) a request to register the transfer; or (b) in any manner described in any rule or regulation promulgated by the Board under this Section 1.2. Transfers of shares are otherwise subject to the provisions of the Indiana Business Corporation Law (the “Act”), Article 8 of the Indiana Uniform Commercial Code and federal securities laws.

Section 1.3. Certificates. Each shareholder is entitled to a certificate signed (manually or in facsimile) by the President or a Vice President and the Secretary or an Assistant Secretary, setting forth (a) the name of the Corporation and that it was organized under Indiana law, (b) the name of the person to whom issued, (c) the number, class, and series of shares represented, and (d) a conspicuous statement that the Corporation will furnish to the holder of the certificate on request, in writing, and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each such class of shares, and the variations in rights, preferences, and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series). The Board of Directors shall prescribe the form of the certificate. Notwithstanding the foregoing, the Board of Directors may determine for any reason, including, for example, to qualify for any direct registration program, that some or all of any class and/or series of shares may be uncertificated; provided, however, that no such determination shall apply to any shares represented by a certificate until the certificate is surrendered in accordance with Section 1.2.

Section 1.4. Lost or Destroyed Certificates. A new certificate may be issued to replace a lost or destroyed certificate. Unless waived by the Board of Directors, the shareholder in whose name the certificate was issued shall make an affidavit or affirmation of the fact that the certificate is lost or destroyed, shall advertise the loss or destruction in such manner as the Board of Directors may require, and shall give the Corporation a bond of indemnity in the amount and form which the Board of Directors may prescribe.

ARTICLE II.

Meetings of the Shareholders

Section 2.1. Annual Meetings. Annual meetings of the shareholders shall be held on the second Monday in February of each year, or on such other date as may be designated by the Board of Directors.

Section 2.2. Special Meetings. Special meetings of the shareholders may be called by the President or by the Board of Directors. Special meetings of the shareholders shall be called upon delivery to the Secretary of the Corporation of one or more written demands for a special meeting of the shareholders describing the purposes of that meeting and signed and dated by the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at that meeting.

Section 2.3. Notice of Meetings. The Corporation shall deliver or mail written notice stating the date, time, and place of any shareholders’ meeting and, in the case of a special shareholders’ meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each shareholder of record entitled to vote at the meeting, at such address as appears in the records of the Corporation and at least 10, but no more than 60, days before the date of the meeting. A shareholders’ meeting shall be held at such place, either in or out of the State of Indiana, as may be specified by the Board of Directors in the respective notice for such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of shareholders.

Section 2.4. Waiver of Notice. A shareholder may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Corporation for inclusion in the minutes. A shareholder’s attendance at any meeting, in person or by proxy (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 2.5. Record Date. The Board of Directors may fix a record date, which may be a future date, for the purpose of determining the shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, or to take any other action. A record date shall be at least 10, but not more than 70, days before the meeting or action requiring a determination of shareholders. If the Board of Directors does not fix a-record date, the record date shall be the 10th day prior to the date of the meeting or other action.

Section 2.6. Voting by Proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder pursuant to a written appointment form executed by the shareholder or the shareholder’s duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the Corporation authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other shareholder. A proxy appointment is valid for 11 months unless otherwise expressly stated in the appointment form.

Section 2.7. Voting Lists. Following the record date for a shareholders’ meeting, the Secretary shall prepare an alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting group and within each voting group by class and series, and showing the address and number of shares held by each shareholder. The list shall be kept on file at the principal office of the Corporation or at a place identified in the meeting notice in the city where the meeting will be held. The list shall be available for inspection and copying by any shareholder entitled to vote at the meeting, or by the shareholder’s agent or attorney authorized in writing, at any time during regular business hours, beginning 5 business days before the date of the meeting through the meeting. The list shall also be made available to any shareholder, or to the shareholder’s agent or attorney authorized in writing, at the meeting and any adjournment thereof. Failure to prepare or make available a voting list with respect to any shareholder’s meeting shall not affect the validity of any action taken at such meeting.

Section 2.8. Quorum; Approval. At any meeting of shareholders, a majority of the votes entitled to be cast on a matter by a voting group at the meeting constitutes a quorum of that voting group. If a quorum of a voting group is present when a vote is taken, action on a matter is approved by that voting group if the votes cast in favor of the action exceed the votes cast in opposition to the action, unless a greater number is required by law, the Articles of Incorporation, or these Bylaws. If more than one voting group is entitled to vote on a matter, approval by each voting group is required for the matter to be approved by the shareholders as a whole.

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ARTICLE III.

Board of Directors

Section 3.1. Powers and Duties. All corporate powers are exercised by or under the authority of, and the business and affairs of the Corporation are managed under the direction of, the Board of Directors, unless otherwise provided in the Articles of Incorporation.

Section 3.2. Number and Qualifications. The total number of directors of the Corporation shall be that specified or fixed in a resolution of the Board of Directors, but in no event shall the Corporation have fewer than one director.  A director who has been removed pursuant to Section 3.3 ceases to serve immediately upon removal; otherwise, a director whose term has expired continues to serve until a successor is elected and qualifies or until there is a decrease in the number of directors. A person need not be a shareholder or an Indiana resident to qualify to be a director.

Section 3.2.1 Nomination of Directors. (a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any shareholder of the Corporation (1) who is a shareholder of record on the date of the giving of the notice provided for in this Section 3.2.1 and on the record date for the determination of shareholders entitled to notice of and to vote at such meeting and (2) who complies with the notice procedures set forth in this Section 3.2.1.

(b) In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

(d) To be in proper written form, a shareholder’s notice to the Secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, and (4) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving the notice (1) the name and record address of such shareholder, (2) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (4) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (5) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

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(e) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.2.1. The Chair of the Nominating Committee or his or her designee shall have the authority to determine whether a nomination is properly made in accordance with the foregoing procedures. If the Chair of the Nominating Committee or his or her designee determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 3.2.2. Classes of Directors and Terms. The directors shall be divided into three classes as nearly equal in number as possible. The directors shall be initially divided into a class alphabetically by last name. The terms of directors in the first group expire at the first annual shareholders’ meeting after September 24, 2009, the terms of the second group expire at the second annual shareholders’ meeting after September 24, 2009, and the terms of the third group, if any, expire at the third annual shareholders’ meeting after September 24, 2009. At each annual shareholders’ meeting held thereafter, directors shall be elected for a term of three (3) years to succeed those whose terms expire.  All directors elected for a term shall continue in office until the election and qualification of their respective successors, their death, their resignation, their removal in accordance with Section 3.3, or if there has been a reduction in the number of directors and no successor is to be elected, until the end of the term. The classes and terms of the directors shall be governed by Indiana Code §23-1-33-6.

Section 3.3. Removal. Subject to any limitations on, and requirements for, removal of directors contained in the Articles of Incorporation, any director may be removed with or without cause by action of the shareholders taken at any meeting the notice of which states that one of the purposes of the meeting is removal of the director.

Section 3.4. Vacancies. Subject to any provisions concerning the filling of vacancies contained in the Articles of Incorporation, if a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy; and if the directors remaining in office constitute fewer than a quorum of the Board, the directors remaining in office may fill the vacancy by the affirmative vote of a majority of those directors. Any director elected to fill a vacancy holds office until the end of the term for which the director’s predecessor was elected and/or until a successor is elected and qualifies.

Section 3.5. Annual Meetings. Unless otherwise agreed by the Board of Directors, the annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the place where the meeting of shareholders was held, for the purpose of electing officers and considering any other business which may be specifically set forth in the notice of the meeting.

Section 3.6. Regular and Special Meetings. Regular meetings of the Board of Directors may be held pursuant to a resolution of the Board of Directors establishing a method for determining the date, time, and place of those meetings. Special meetings of the Board of Directors may be held upon the call of the President or of any one director.

Section 3.7. Notice and Agenda. Notice of a meeting may be waived in writing before or after the time of the meeting. The waiver must be signed by the director entitled to the notice and filed with the minutes of the meeting. A director’s attendance at or participation in a meeting waives any required notice of the meeting, unless at the beginning of the meeting (or promptly upon the director’s arrival) the director objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. All notices of a meeting of the Board of Directors shall include an agenda specifically setting forth in reasonable detail any and all matters to be officially acted upon at such meeting.

Section 3.8. Quorum. A quorum for the transaction of business at any meeting of the Board of Directors consists of a majority of the number of directors then in office. In all cases, except as otherwise expressly required by the Act or the Articles of Incorporation, the approval or consent of a majority of the directors then in office shall be required in order to authorize or approve actions or other matters presented to the Board of Directors.

Section 3.9. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all directors then in office. The action must be evidenced by one or more written consents describing the action taken, signed by each director, and included in the minutes. Action of the Board of Directors taken by consent is effective when the last director signs the consent, unless the consent specifies a prior or subsequent effective date.

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Section 3.10. Committees. The Board of Directors may create one or more committees and appoint members of the Board of Directors to serve on them. Each committee may have one or more members, who serve at the pleasure of the Board of Directors. All rules applicable to action by the Board of Directors apply to committees and their members. The Board of Directors may specify the authority that a committee may exercise; however, a committee may not (a) authorize distributions, except a committee may authorize or approve a reacquisition of shares if done according to a formula or method prescribed by the Board of Directors, (b) approve or propose to shareholders action that must be approved by shareholders, (c) fill vacancies on the Board of Directors or on any of its committees, (d) amend the Articles of Incorporation, (e) adopt, amend, or repeal these Bylaws, (f) approve a plan of merger not requiring shareholder approval, or (g) authorize or approve the issuance or sale or a contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares.

Section 3.11. Presence. The Board of Directors may permit any or all directors to participate in any annual, regular, or special meeting by any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director so participating is deemed to be present in person at the meeting.

Section 3.12. Compensation. Each director shall receive such compensation for service as a director as may be fixed by the Board of Directors.

ARTICLE IV.

Officers

Section 4.1. Officers. The Corporation shall have a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors or the President designates. The Board of Directors or the President may designate one or more Vice Presidents to serve as Executive Vice Presidents or Senior Vice Presidents. The same individual may simultaneously hold more than one office.

Section 4.2. Terms of Office. Officers are elected at each annual meeting of the Board of Directors and serve for a term expiring at the following annual meeting of the Board of Directors. An officer who has been removed pursuant to Section 4.4 ceases to serve as an officer immediately upon removal; otherwise, an officer whose term has expired continues to serve until a successor is elected and qualifies.

Section 4.3. Vacancies. If a vacancy occurs among the officers, the Board of Directors may fill the vacancy. Any officer elected to fill a vacancy holds office until the next annual meeting of the Board of Directors and until a successor is elected and qualifies.

Section 4.4. Removal. Any officer may be removed by the Board of Directors at any time with or without cause.

Section 4.5. Compensation. Each officer shall receive such compensation for service in office as may be fixed by the Board of Directors.

Section 4.6. President. The President is the chief executive officer of the Corporation and is responsible for managing and supervising the affairs and personnel of the Corporation, subject to the general control of the Board of Directors. The President, or proxies appointed by the President, may vote shares of other corporations owned by the Corporation. The President has authority to execute, with the Secretary (as required), powers of attorney appointing other corporations, partnerships, entities or individuals as the agents of the Corporation, subject to law, the Articles of Incorporation and these Bylaws. The President has such other powers and duties as the Board of Directors may from time to time prescribe.

Section 4.7. Vice Presidents. The Vice Presidents shall have such powers and perform such duties as the President and the Board of Directors may from time to time prescribe. The Vice Presidents (in order of seniority) shall have all the powers of, and perform all the duties incumbent upon, the President during the President’s absence or disability.

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Section 4.8. Secretary. The Secretary is responsible for (a) attending all meetings of the shareholders and the Board of Directors, (b) preparing true and complete minutes of the proceedings of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, (c) maintaining and safeguarding the books (except books of account) and records of the Corporation, and (d) authenticating the records of the Corporation. If required, the Secretary attests the execution of deeds, leases, agreements, powers of attorney, certificates representing shares of the Corporation, and other official documents by the Corporation. The Secretary serves all notices of the Corporation required by law, the Board of Directors, or these Bylaws. The Secretary has such other duties as the Board of Directors may from time to time prescribe.

Section 4.9. Treasurer. The Treasurer is responsible for (a) keeping correct and complete books of account which show accurately at all times the financial condition of the Corporation, (b) safeguarding all funds, notes, securities, and other valuables which may from time to time come into the possession of the Corporation, and (c) depositing all funds of the Corporation with such depositories as the Board of Directors shall designate. The Treasurer shall furnish at meetings of the Board of Directors, or when otherwise requested, a statement of the financial condition of the Corporation. The Treasurer has such other duties as the Board of Directors may from time to time prescribe.

Section 4.10. Other Officers. The Board of Directors or the President may from time to time designate and elect other officers (including assistant officers) who shall have such powers and duties as the President, the Board of Directors, or if assistant officer, the officers whom they are elected to assist, specify and delegate to them, and such other powers and duties as the Board of Directors or the President may from time to time prescribe. An Assistant Secretary may, during the absence or disability of the Secretary, discharge all responsibilities imposed upon the Secretary of the Corporation, including, without limitation, attest the execution of all documents by the Corporation.

Section 4.11. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board of Directors and shall have such other duties, powers and responsibilities as are assigned to the Chairman of the Board by the Board of Directors from time to time.

ARTICLE V.

Miscellaneous

Section 5.1. Records. The Corporation shall keep as permanent records minutes of all meetings of the shareholders, the Board of Directors, and all committees of the Board of Directors, and a record of all actions taken without a meeting by the shareholders, the Board of Directors, and all committees of the Board of Directors. The Corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares showing the number and class of shares held by each. The Corporation shall maintain its records in written form or in a form capable of conversion into written form within a reasonable time. The Corporation shall keep a copy of the following records at its principal office: (a) the Articles of Incorporation then currently in effect, (b) the Bylaws then currently in effect, (c) all resolutions adopted by the Board of Directors with respect to one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding, (d) minutes of all shareholders’ meetings, and records of all actions taken by shareholders without a meeting, for the past 3 years, (e) all written communications to shareholders generally during the past 3 years, including annual financial statements furnished upon request of the shareholders, (f) a list of the names and business addresses of the current directors and officers, and (g) the most recent annual report filed with the Indiana Secretary of State.

Section 5.2. Execution of Contracts and Other Documents. Unless otherwise authorized or directed by the Board of Directors, all written contracts and other documents entered into by the Corporation shall be executed on behalf of the Corporation by the President or a Vice President, and, if required, attested by the Secretary or an Assistant Secretary.

Section 5.3. Accounting Year. The accounting year of the Corporation begins on October l of each year and ends on the September 30 immediately following.

Section 5.4. Corporate Seal. The Corporation has no seal.

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ARTICLE VI.

Amendment

These Bylaws may be amended or repealed only by the Board of Directors.

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